UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
BAKERS FOOTWEAR GROUP, INC.

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BAKERS FOOTWEAR GROUP, INC.
2815 Scott Avenue
St. Louis, Missouri 63103
Phone (314) 621-0699

May 23, 2011

Dear Shareholder:

You are cordially invited to attend the Company’s Annual Meeting of Shareholders on Wednesday, June 15, 2011. We will hold the meeting at 11:00 a.m. at the Marriott Residence Inn, St. Louis Downtown, Meeting Room No. 3, 525 South Jefferson Avenue, St. Louis, Missouri 63103. In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company’s activities and operating performance is contained in our 2010 Annual Report to Shareholders, which is also enclosed.

Whether or not you plan to attend the Annual Meeting of Shareholders, we encourage you to vote your shares. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders must also present a form of personal identification in order to be admitted to the meeting. You may vote by mail or in person at the meeting.

The Company will make available an alphabetical list of shareholders entitled to vote at the meeting for examination by any shareholder during ordinary business hours at the Company’s principal business offices located at 2815 Scott Avenue, St. Louis, Missouri 63103, from June 3, 2011, until the meeting.

On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

PETER A. EDISON
Chairman of the Board of Directors,
Chief Executive Officer and President

BAKERS FOOTWEAR GROUP, INC.
2815 Scott Avenue
St. Louis, Missouri 63103
Phone (314) 621-0699

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 15, 2011

The Annual Meeting of Shareholders of Bakers Footwear Group, Inc. will be held at the Marriott Residence Inn, St. Louis Downtown, Meeting Room No. 3, 525 South Jefferson Avenue, St. Louis, Missouri, 63103, on Wednesday, June 15, 2011, at 11:00 a.m., Central Daylight Time, for the following purposes:

1. To elect as directors the five directors named in the attached proxy statement to serve until our next annual meeting;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; and

3. To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,
BAKERS FOOTWEAR GROUP, INC.

CHARLES R. DANIEL, III
Secretary

St. Louis, Missouri
May 23, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 15, 2011

The Proxy Statement and the Annual Report
are available online at www.proxydocs.com/bkrs

Please Vote Your Shares Promptly

QUESTIONS AND ANSWERS

Q.	When and where is the annual meeting?

We will hold the annual meeting of shareholders on Wednesday, June 15, 2011, at 11:00 a.m., Central Daylight Time, at the Marriott Residence Inn, St. Louis Downtown, Meeting Room No. 3, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

Q.	Who is entitled to vote at the meeting?

You are entitled to vote at the meeting if you owned shares as of the close of business on May 16, 2011, the record date for the meeting.

Q.	What am I being asked to vote on at the meeting?

We are asking our shareholders to elect directors and to ratify the appointment of our independent registered public accounting firm.

Q.	What vote of the shareholders is needed?

Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. A majority of shares entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present is required for the election of directors and all other items.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

If your shares are held in street name by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

Q.	What happens if I return my signed proxy card but forget to indicate how I want my shares of common stock voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors and “FOR” the ratification of our independent registered public accounting firm.

Q.	What happens if I do not instruct my broker how to vote or if I mark “abstain” or “withhold authority” on the proxy?

If you mark your proxy “abstain” or “withhold authority,” your vote will have the same effect as a vote against the proposal or the election of the applicable director. If you do not instruct your broker how to vote, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. The ratification of our auditor is considered routine, but the election of directors is non-routine. Therefore, if you do not vote on the election of directors or provide voting instructions, your broker will not be allowed to vote your shares. Broker non-votes with respect to a matter will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the vote for that matter.

Q.	Can I change my voting instructions before the meeting?

Yes. You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy, by a written revocation of your proxy sent to the Secretary of Bakers Footwear Group, Inc., or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Q.	What do I need to do if I plan to attend the meeting in person?

If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders must also present a form of personal identification in order to be admitted to the meeting.

BAKERS FOOTWEAR GROUP, INC.
2815 Scott Avenue
St. Louis, Missouri 63103
Phone (314) 621-0699

PROXY STATEMENT

The board of directors of Bakers Footwear Group, Inc. is soliciting proxies from its shareholders in connection with the Company’s Annual Meeting of Shareholders to be held on Wednesday, June 15, 2011, and at any and all adjournments thereof. The meeting will be held at 11:00 a.m. at the Marriott Residence Inn, St. Louis Downtown, Meeting Room No. 3, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders, including record holders, must also present a form of personal identification in order to be admitted to the meeting.

We began sending to all shareholders of record this proxy statement and the accompanying form of proxy on or about May 23, 2011. We sent our 2010 Annual Report, including Form 10-K, excluding exhibits, to shareholders at the same time.

Shareholders Entitled To Vote

You are entitled to vote (in person or by proxy) at the annual meeting if you were a shareholder of record at the close of business on May 16, 2011. On May 16, 2011, 9,295,916 shares of our common stock, par value $0.0001 per share, were outstanding and entitled to vote and no shares of our preferred stock were outstanding. There is no cumulative voting with respect to the election of directors. Shareholders of record are entitled to one vote per share on all matters.

Proxies and Voting Procedures

Whether or not you expect to be present in person at the annual meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. The shares represented thereby will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of common stock may be voted only when represented by a properly executed proxy. If you hold your shares in street name through a bank or broker, your broker or bank will send you a separate package describing the procedures and options for voting your shares.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy, by delivering a written revocation of your proxy to our Secretary or by voting at the meeting. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Your properly completed proxy/voting instruction card will appoint Charles R. Daniel, III and David M. Klemm as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Daniel is the Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary. Mr. Klemm is the Assistant Secretary. Your proxy permits you to direct the proxy holders to: (i) vote “for” or withhold your votes from particular nominees for director, and (ii) vote “for”, “against”, or “abstain” from the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the nominees for director and “FOR” the ratification of the appointment of Ernst & Young LLP.

As far as the Company knows, the only matters to be brought before the annual meeting are those referred to in this proxy statement. As to any other matters presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

Required Vote

No business can be conducted at the annual meeting unless a majority of the outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter, will be deemed to be represented for quorum purposes. Shares as to which voting instructions are given as to at least one matter will also be deemed to be so represented.

A majority of shares entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present is required for the election of directors and all other items. For this purpose, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter. As a result, abstentions and votes withheld have the same effect as votes cast against a proposal. Brokers who hold shares for the accounts of their clients generally have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm, but do not have discretionary authority to vote on the election of our directors. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the vote for that matter. A proxy which states how shares will be voted in the absence of instructions by a shareholder as to any matter will be deemed to give voting instructions as to that matter.

Information Regarding Board of Directors and Committees

Composition of Board of Directors

Under the Company’s restated articles of incorporation, the number of directors shall be fixed by or in the manner provided in the Company’s restated bylaws. Under the Company’s restated bylaws, generally the number of directors of the Company is fixed, and may be increased or decreased from time to time, by resolution of the board of directors. In accordance with the Company’s restated bylaws, our board of directors has fixed the number of directors at four. Our board of directors is currently comprised of Peter A. Edison, Timothy F. Finley, Harry E. Rich and Scott C. Schnuck, all with terms ending at the 2011 Annual Meeting of Shareholders. Under the Company’s restated bylaws, all directors are elected at each annual meeting of shareholders, to hold office until the expiration of their term or until their respective successors are elected and shall qualify. The board has nominated all four directors to be elected at the 2011 annual meeting to serve until the next annual meeting, or until a successor is elected and has qualified, or until his or her earlier death, resignation or removal. Each nominee is currently a director of the Company. Andrew N. Baur, formerly a Director, passed away in February 2011.

The ages, principal occupations, certain directorships held (including all directorships held within the past five years), specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director, and other information as of April 1, 2011 with respect to our nominees and directors are shown below. In addition to the information presented below regarding each nominee’s specific qualifications, the board of directors believes that each of our director nominees has demonstrated leadership skills, integrity, business acumen, and willingness and ability to devote adequate time to board duties. There are no family relationships between any of our directors and executive officers. Please see “— Director Nominations” below for additional information of the selection of directors.

Peter A. Edison, 55, our Chairman of the Board, Chief Executive Officer and President, has over 30 years of experience in the fashion and apparel industry. Between 1986 and 1997, Mr. Edison served as director and as an officer in various divisions of Edison Brothers Stores, Inc., including serving as the Director of Corporate Development for Edison Brothers, President of Edison Big & Tall, and as President of Chandlers/Sacha of London. He also served as Director of Marketing and Merchandise Controller, and in other capacities, for Edison Shoe Division. Mr. Edison received his M.B.A. in 1981 from Harvard Business School, and served as chairman of the board of directors of Dave & Busters, Inc. until February 2006. He has served as our Chairman of the Board and Chief Executive Officer since October 1997 and as President since September 15, 2007.

Mr. Edison’s qualifications to serve on the board include his decades of leadership experience in the fashion and apparel industry, as well as his in-depth knowledge of the Company, its history, and the retail industry, gained through his years of service to the Company, including leading our Company as Chief Executive Officer since 1997. Mr. Edison is able to provide leadership and strategic expertise to the board gained through his more than 20 years of experience as a director of public companies.

Timothy F. Finley, 67, a Director since February 2004, was Chairman of the Board and Chief Executive Officer of Jos. A. Bank Clothiers, Inc., a clothing retailer, from 1990 until his retirement in 1999. Mr. Finley was also a director of Cole National Corporation until October 2004, and was a managing director of Alvarez & Marsal from August 2007 until October 2008.

Mr. Finley’s qualifications to serve on the board include his extensive leadership experience in the retail fashion industry and operational and strategic expertise gained through his service as Chairman of the Board and Chief Executive Officer of Jos. A. Bank Clothiers, Inc. In addition, through his service on the boards of other public companies in various other capacities, Mr. Finley is able to provide diverse and valuable financial and operational expertise to the board.

Harry E. Rich, 71, a Director since February 2004, was Chief Financial Officer of the St. Louis Public School System from November 2003 until he retired in November 2005. Mr. Rich served as Executive Vice President and Managing Director of Crown Capital Corporation, a boutique financial advisory firm, from 2001 until October 2003. Mr. Rich was also Executive Vice President, Chief Financial Officer and a director of Brown Shoe Co., a global footwear company, from 1983 until January 2000. He currently serves as the non-executive Chairman of the Board of RehabCare Group, Inc. and as the Chief Financial Officer of the Missouri Historical Society. He retired from the board of directors of Midwest Bank Centre, Inc. in September 2006.

Mr. Rich’s qualifications to serve on the board include his expertise of corporate finance and strategy in the retail footwear industry through his experience as Chief Financial Officer of Brown Shoe Co. and his more than 30 years of experience as an executive in the health care and consumer industries. In addition, through his years of service on the boards of public and private companies, Mr. Rich is able to provide diverse and valuable financial and operational expertise to the board.

Scott C. Schnuck, 61, a Director since February 2004, is one of eight owners of Schnuck Markets, Inc., his family’s supermarket business. Mr. Schnuck joined his family’s business in September 1975 and became President and Chief Executive Officer in January 2006 and Chairman in November 2006. He served as President and Chief Operating Officer from June 1991 until January 2006. Prior to these positions, Mr. Schnuck served as Senior Vice President of Supermarkets and as Vice President of Marketing. Mr. Schnuck is also a director of Schnuck Markets, Inc. In addition to his positions with Schnuck Markets, Inc., Mr. Schnuck has served as Vice President of various real estate partnerships and as the past Chairman of the Missouri Botanical Garden, Junior Achievement of Mississippi Valley, the Regional Commerce and Growth Association and the St. Louis Sports Commission. Mr. Schnuck has also served as Treasurer of St. Louis Children’s Hospital.

Mr. Schnuck’s qualifications to serve on the board include his demonstrated leadership and knowledge of marketing, operational, and strategic issues facing retail businesses gained through his experience as a chief executive officer of a leading regional supermarket chain.

Corporate Governance and Director Independence

Our board of directors undertakes a review of director independence annually. These determinations have been made based on information provided by each of the directors regarding relationships and possible conflicts of interest between a director, his or her affiliates or members of his or her family and the Company. Management and our board of directors consults with our legal counsel to ensure that determinations are consistent with Federal securities laws. This review includes an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions. Although no longer listed on the Nasdaq Stock Market, we continue to use Nasdaq independence rules for making independence determinations. Based on this review, our board of directors has determined that each of Messrs. Finley, Rich and Schnuck are independent under the rules of the Nasdaq Stock

Market. Mr. Edison is an officer of the Company and thus is not independent under those rules. As a result, our board currently has a majority of independent directors under the rules of the Nasdaq Stock Market. Mr. Baur served until his death in February 2011 and was considered to be an independent director during his term.

Our board of directors has determined that our independent directors will have regularly scheduled meetings at which only the independent directors are present. Our board of directors has also adopted a code of business conduct and established an audit committee, compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of, the Sarbanes-Oxley Act of 2002, the rules of the Nasdaq Stock Market and Securities and Exchange Commission (“SEC”) rules and regulations.

Board Leadership Structure and Role in Risk Oversight

The board of directors has determined that the appropriate leadership structure for the board at this time is for Mr. Edison, our President and Chief Executive Officer, to serve as Chairman of the Board. The independent directors believe that our President and Chief Executive Officer’s in-depth knowledge of, and management responsibility for, our business and the competitive challenges we face, as well as his 20 years of experience as a director at various public companies, make him the best-qualified director to serve as Chairman. Our bylaws currently require that the Chief Executive Officer serve as Chairman of the Board. Although we have not designated a “lead director,” our Chairman works closely with the chairs of each of our committees on a variety of matters and our other directors, all of whom are independent, regularly meet in executive sessions.

Our board of directors is responsible for consideration and oversight of risks facing the Company. In order to ensure that material risks are identified and managed appropriately, the Board and its committees regularly review material financial and other risks with management. The Audit Committee reviews and discusses with management the company’s processes and policies with respect to risk assessment and risk management. The Audit Committee also discusses major areas of financial risks with our independent registered accounting firm. In addition, the company’s risk oversight process involves the board receiving information from management on a variety of matters, including operations, finance, regulatory, and strategy, as well as information regarding any material risks associated with each matter. The full board, or the appropriate board committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the company’s risk management practices. Information brought to the attention of one of the committees can then be shared with management or the full board, as appropriate.

Board Meetings and Committees

Our board of directors met seven times in fiscal year 2010. During fiscal year 2010, all incumbent directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during the period they held office. All incumbent directors attended the 2010 Annual Meeting of Shareholders. Our board’s policy is that each member of the board should attend each annual meeting of the corporation, unless the director is unable to attend for good cause.

Audit Committee.  Our audit committee consists of Harry E. Rich, Timothy F. Finley, and Scott C. Schnuck, all of whom qualify as “independent directors” and as audit committee members under the Nasdaq Stock Market rules. Mr. Rich serves as chairman of the audit committee and has been determined to be an audit committee financial expert as defined in Item 407 of Regulation S-K. Our board of directors has also determined that each of our audit committee members is financially sophisticated as set forth in Rule 5605(c)(2)(A) of the Nasdaq Stock Market. Our audit committee is directly responsible for appointing and reviewing fee arrangements with our independent registered public accounting firm, and approving any non-audit services by our independent registered public accounting firm. Our audit committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent registered public accounting firm. Our audit committee meets with our independent registered public accounting firm and discusses our internal financial controls and any review of financial disagreements with management and major areas of financial risk. Our audit committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. Our audit committee is also responsible for overseeing our compliance with certain legal and regulatory requirements and for reviewing potential conflict of interest situations, including transactions with related parties. In addition, our audit committee is responsible for establishing procedures for handling any complaints we receive regarding accounting, internal controls, or auditing matters, as well as any confidential, anonymous submissions by any of our employees regarding concerns about questionable accounting or auditing matters. Our audit committee met six times during fiscal year 2010. We do not have a corporate web site. As a result, none of our charters are available on a corporate web site. Our written audit committee charter was attached as Appendix A to our 2010 proxy statement for the 2010 annual meeting of shareholders, which has been filed with the SEC.

Compensation Committee.  Our compensation committee consists of Timothy F. Finley, Harry E. Rich, and Scott C. Schnuck each of whom qualify as “independent directors” under the Nasdaq Stock Market rules and as “outside directors” under the Internal Revenue Code of 1986. Mr. Finley is chairman of the compensation committee. The committee meets regularly, or as the committee may from time to time determine as appropriate. Our compensation committee met two times in fiscal year 2010. Our written compensation committee charter was attached as Appendix B to our 2010 proxy statement for the 2010 annual meeting of shareholders, which has been filed with the SEC.

Our compensation committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities with regard to compensation of the Company’s management. Our compensation committee has the authority to determine, or recommend for determination to the entire board of directors, the compensation arrangements for our executive officers, including salaries, annual bonus compensation, equity awards and benefits. Annually, the committee reviews each element of executive compensation. The committee has the authority to evaluate the performance and compensation of our executive officers in light of our corporate goals and objectives and supervises the administration of our employee benefit and compensation plans, including our Cash Bonus Plan, our 2003 Stock Option Plan and our 2005 Incentive Compensation Plan. In overseeing those plans, our compensation committee can delegate its authority to management for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters and approval of award documents, except that the committee generally may not delegate its authority with respect to the compensation of our executive officers. The compensation committee also makes recommendations to our board of directors concerning the adoption of any other compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans.

Our compensation committee has the authority to engage independent advisors, including compensation consultants. Neither the Company nor the committee engaged a compensation consultant for fiscal year 2010. Previously, the committee engaged Towers Watson, a nationally recognized independent consulting firm, as our compensation consultant. The consultant had previously provided assistance to the committee in evaluating our executive compensation programs and in setting executive officer compensation. The committee has worked with the consultant in analyzing our compensation practices, reviewing survey data and in structuring our long-term equity-based compensation arrangements and our goals and measurements with respect to those arrangements for our executive officers and other key employees. The committee used survey data and advice of the consultant to consider whether our compensation programs are competitive in the footwear and retail industries. In fiscal year 2006 the committee designed an approach to long-term compensation for senior management. The consultant reported directly to the committee and did not perform any services for management. The consultant also periodically studies and advises our corporate governance and nominating committee on appropriate short- and long-term compensation for our non-management directors.

Our compensation committee also consults with our management, who may attend compensation committee meetings by invitation, regarding our compensation policies and practices. Each year the committee considers our Chief Executive Officer’s recommendations regarding compensation for our other executive officers for the fiscal year in light of our goals, objectives, budget and performance. The committee discusses the recommendations, and assumptions underlying those recommendations, with management each year in light of those goals, objectives and performance and exercises its judgment about each executive officer. Individual executive officers are not present when the committee reviews the performance of that officer or votes on or deliberates with respect to that individual’s compensation.

Please see “Executive Compensation” for additional information on the compensation committee’s processes and procedures for the consideration and determination of executive compensation.

The annual retainer paid to our non-management directors is established by our board of directors upon the recommendation of our directors and our nominating and corporate governance committee.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee consists of Timothy F. Finley, Harry E. Rich, and Scott C. Schnuck, each of whom qualify as “independent directors” under the Nasdaq Stock Market rules. Mr. Schnuck serves as chairman of the nominating and corporate governance committee. Our board of directors has adopted a nominating and corporate governance committee charter and a director nomination policy which addresses the nominations process and other related matters as may be required by Federal law. In accordance with the committee’s charter, the committee is responsible for making recommendations to our board of directors concerning nominations to the board, including nominations to fill a vacancy (including a vacancy created by an increase in the board of directors). This committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies. Our nominating and corporate governance committee met one time during fiscal year 2010. Our written nominating and corporate governance committee charter was attached as Appendix A to our proxy statement for the 2009 Annual Meeting of Shareholders, which has been filed with the SEC.

Director Nominations

Previously, our board of directors adopted a policy on director nominations. The nominating and corporate governance committee will consider candidates submitted from a variety of sources when reviewing candidates to fill vacancies on the board of directors, including recommendations by members of the board of directors, Company management, third party search firms and shareholders that submit recommendations in accordance with our prescribed procedures. The committee will seek to identify, evaluate and recruit the best available candidates, and will endeavor to evaluate qualified shareholder nominees on the same basis as those submitted by board members. Minimum qualifications and standards for director nominees include, among other criteria as determined by the board, senior management experience in business, government and/or other relevant organizations. Important experience would include retail experience and board membership with major organizations. Beyond these experiences and skill criteria, the committee will seek a diversity of viewpoints in order to better understand and anticipate changes in the environment (business, governmental and social) in which we operate. We do not have a formal policy regarding diversity, but the board is committed to a diverse membership. In selecting nominees, the board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual orientation. After the committee evaluates relevant factors relating to each candidate it will determine whether one or more candidates warrants further investigation. If the process yields one or more desirable candidates, the committee will further evaluate those candidates, including considering the candidates’ qualifications, the Company’s needs, the candidates’ interest, any interviews and appropriate background checks. Both the board of directors and the committee assess the effectiveness of the Company’s corporate governance policies, including the Company’s policies surrounding diversity of skills, through a self-evaluation process.

Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age, business and residential address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations);

•	A supporting statement which describes the candidate’s reasons for seeking election to the board, and documents his/her ability to satisfy the described director qualifications;

•	Any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of director;

•	The class and number of shares of our capital stock that are beneficially owned by the candidate;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the board.

Our Corporate Secretary will promptly forward such materials to the committee chair and our Chairman of the Board. Our Corporate Secretary will also maintain copies of such materials for future reference by the committee when filling board positions. Shareholders may submit potential director candidates at any time pursuant to these procedures. The committee will consider such candidates if a vacancy arises and at such other appropriate times. Notwithstanding the foregoing, the committee is not obligated to review any candidate for which the required information is not provided by the time set forth in our restated bylaws for the nomination of director candidates by a shareholder that is not approved by the committee or the board. Separate procedures apply, as provided in our restated bylaws, if a shareholder wishes to submit at an annual meeting a director candidate that is not approved by the committee or board. Please see “General Information — Shareholder Proposals.” There have been no material changes to these procedures since they were first adopted in February 2004.

Code of Business Conduct

We have adopted a Code of Business Conduct (the “Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as directors, officers and employees of the Company. The Code of Ethics requires, among other things, that our senior officers avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics, senior officers are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Code of Ethics has been filed as Exhibit 14.1 to our Annual Report on Form 10-K for fiscal year 2009 as filed with the SEC.

Shareholder Communications Policy

Our board of directors has adopted a policy to provide a process for security holders to send written communications to our board. Any security holder wishing to send communications to our board should send the written communication and the following information to our Corporate Secretary, Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103:

•	Security holder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age, business and residential address of security holder; and

•	Any individual director or committee to which the security holder would like to have the written statement and other information sent.

Compensation of Directors

Currently, our non-management directors receive an annual retainer of $15,000, plus $1,000 per meeting attended ($1,500 for the chair of the audit committee for meetings of the audit committee), including committee meetings and meetings of the independent directors. Chairs of each of the audit, compensation and nominating and corporate governance committees also receive an additional $3,000 annually. On April 20, 2010, each of the Company’s non-management directors was granted non-qualified stock options relating to 10,000 shares of common stock at an exercise price of $2.50 per share, which was greater than or equal to the market price on the date of the grant. The grant vests in five equal annual installments beginning on the anniversary date of the grant. For additional information on the exercise terms of our stock options, see “Employment Agreements and Termination of Employment — Stock Options.” On March 16, 2011, each of the Company’s non-management directors was granted 5,000 shares of restricted stock, subject to five year cliff vesting. We are also obligated to indemnify our directors against certain expenses in certain circumstances under Missouri law and our charter documents.

The following table sets forth information regarding the compensation earned or awarded to each of our non-management directors who served on our board of directors for the fiscal year ended January 29, 2011.

	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)(2)	($)	($)	($)	($)

Andrew N. Baur	34,000	—	19,600	—	—	—	53,600
Timothy F. Finley	30,000	—	19,600	—	—	—	49,600
Harry E. Rich	35,000	—	19,600	—	—	—	54,600
Scott C. Schnuck	28,000	—	19,600	—	—	—	47,600

(1)	Mr. Edison is a named executive officer whose compensation is set forth in the Summary Compensation Table and related tables. See “Executive Compensation.” Mr. Edison did not receive any additional compensation for his service as a director.

(2)	During fiscal year 2010, each non-management Director received an award of nonqualified stock options relating to 10,000 shares of common stock. The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not necessary correspond to the actual value that will be realized by the Directors. Such options are exercisable in equal annual installments of 20% after one year from April 20, 2010, the date of grant, and an additional 20% on each successive anniversary of the date of grant until fully vested. Please see Note 14 to the Notes to our Financial Statements in our 2010 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation under FASB ASC Topic 718. As of January 29, 2011, each non-management director holds stock options relating to 25,000 shares of common stock.

Compensation Committee Interlocks and Insider Participation

Timothy F. Finley and Scott C. Schnuck served on our compensation committee during fiscal year 2010. Andrew N. Baur was also chair of the committee until his death in February 2011. Harry E. Rich was added to the committee in March 2011. None of these members of the compensation committee had interlocking or other relationships with other boards or with the Company during fiscal year 2010 that require disclosure under Item 404 or 407(e)(4) of Regulation S-K other than the disclosure in “— Related Party Transactions and Relationships” below regarding our $4 million in aggregate principal amount of subordinated convertible debentures.

Certain Relationships and Related Person Transactions

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which the Company and our directors, executive officers or their immediate family members participate to determine whether such persons have a direct or indirect material interest in such transactions or relationships. In addition, our code of business conduct generally prohibits our officers, directors and employees from engaging in activities that involve, or even appear to involve, a conflict between their personal interest and the interests of the Company. Our code of business conduct encourages our employees to report to us an actual or apparent conflict of interest.

Our audit committee, with the assistance of legal counsel, reviews all related party transactions involving the Company and any of the Company’s principal shareholders or members of our board of directors or senior management or any immediate family member of any of the foregoing. A general statement of this policy is set forth in our audit committee charter, which was attached as Appendix A to our 2010 proxy statement, as filed with the SEC. However, the audit committee does not have detailed written policies and procedures for reviewing related party transactions. Rather, all facts and circumstances surrounding each related party transaction may be considered. If the audit committee determines that any such related party transaction creates a conflict of interest situation or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the committee prior to the Company entering into such transaction or ratified thereafter. The chair of the committee is delegated the authority to approve such transactions on behalf of the full committee, provided that such approval is thereafter reviewed by the committee. Transactions or relationships previously approved by the committee or in existence prior to the formation of the committee do not require approval or ratification.

Related Party Transactions and Relationships

$5 Million Debt and Equity Investment with Steven Madden, Ltd.  On August 26, 2010, we sold to Steven Madden, Ltd., as investor, a debenture in the principal amount of $5,000,000 (the “subordinated debenture”). Under the subordinated debenture, interest payments are required to be paid quarterly at an interest rate of 11% per annum. The principal amount is required to be repaid in four annual installments commencing on August 31, 2017, and the subordinated debenture matures on August 31, 2020. As additional consideration, Steven Madden, Ltd. also received 1,844,860 shares of the our common stock which are subject to a voting agreement which generally requires Steve Madden, Ltd. to vote its shares in the same manner as Peter Edison, our Chairman and Chief Executive Officer. The shares represented a 19.99% interest in the Company on a post-closing basis. In connection with the transaction, we received aggregate net proceeds of $4.6 million after transaction and other costs. In fiscal year 2010, we paid a total of $190,972 in interest in connection with the transaction. As of May 1, 2011, for fiscal year 2011 we paid a total of $137,500 in interest and expenses to the investor.

The transaction documents contain customary representations and warrants and also contain standstill provisions which generally prohibit Steven Madden, Ltd. from owning more than 19.999% of our outstanding shares of common stock or from engaging in certain transactions in our common stock for ten years, subject to certain conditions. Until the earlier of August 26, 2012 or the termination or departure of Peter A. Edison as our Chief Executive Officer, Steven Madden, Ltd. is generally prohibited from transferring the shares issued or the subordinated debenture.

The subordinated debenture is subordinate to our other indebtedness, and is generally unsecured. We are required to offer to redeem the subordinated debenture at 101% of the outstanding principal amount in certain circumstances, including a change of control of the Company (as defined in the subordinated debenture), including the termination or departure of Peter A. Edison as our Chief Executive Officer for any reason.

The subordinated debenture generally provides for customary events of default, including default in the payment of principal or interest or other required payments in favor of Steven Madden, Ltd., breach of representations, and specified events of bankruptcy or specified judgments against us. Upon the occurrence of an event of default under the subordinated debenture, Steven Madden, Ltd. would be entitled to acceleration of the debt (at between 102% and 100% of principal depending on when a default occurred) plus all accrued and unpaid interest, with the interest rate increasing to 13% per annum. We may prepay the debenture at any time, subject to prepayment penalties of between 1% and 2% of the principal amount over the first two years. We also granted certain demand and piggy-back registration rights in respect of the shares covering a period of ten years.

In connection with the transaction, we obtained consents from and entered into subordination agreements with Bank of America, N.A., our senior lender, Private Equity Management Group, Inc. (“PEM”) who holds in excess of 5% of our common stock and was the lender under our recently repaid subordinated secured term loan (discussed below), and the holders of the Company’s $4 million aggregate principal amount of subordinated convertible debentures due 2012, including former director Andrew Baur and director Scott Schnuck, an entity affiliated with Mr. Baur and advisory directors Bernard A. Edison and Julian Edison. Pursuant to the agreement with PEM, the Company agreed to prepay in January 2011 amounts that would have been due to PEM in February 2011. As discussed below, the debentures contain a weighted average conversion price adjustment that was triggered by the transaction. Bernard Edison is the father of Peter Edison and the Company believes that, prior to the transaction, he was the beneficial owner of in excess of 5% of the Company’s common stock. Julian Edison is a cousin of Peter Edison.

The Company and Steve Madden, Ltd. engage in commercial transactions from time to time, including the Company’s direct purchase of inventory from the investor. An affiliate of the investor also acts as a buying agent from time to time on behalf of the Company in which the affiliate receives a commission on certain Company inventory purchases. Such direct purchases and commissions amounted to approximately $11.2 million for fiscal year 2010.

Subordinated Convertible Debentures.  On June 26, 2007, we issued $4 million in aggregate principal amount of subordinated convertible debentures (the “debentures”) and received net proceeds of approximately $3.6 million. Among the investors in the debentures are Scott Schnuck ($500,000), who is a member of our board of directors, a trust affiliated with Andrew Baur ($1,000,000), who was a member of our board of directors, a trust affiliated with Bernard Edison ($500,000), who is an advisory director, and Mississippi Valley Capital, LLC ($500,000), an entity which was affiliated with Mr. Baur. Mr. Baur was one of the two managers of Mississippi Valley Capital, LLC, a manager-managed limited liability company, and Mr. Baur’s adult children are three of the four members.

The debentures are non-amortizing and bear interest at a rate of 9.5% per annum, payable semi-annually on each June 30 and December 31, and mature on June 30, 2012. In each of fiscal years 2009 and 2010, we paid a total of $385,278 in interest and expenses of the debenture holders in connection with the transaction. The debentures were convertible into shares of common stock at any time based on the initial conversion price of $9.00 per share. The conversion price is subject to anti-dilution and other adjustments. If we distribute any assets (other than ordinary cash dividends), then generally each holder is entitled to receive a like amount of such distributed property. In the event of a merger, consolidation, sale of substantially all of our assets, or reclassification or compulsory share exchange, then upon any subsequent conversion each holder will have the right to either the same property as it would have otherwise been entitled or cash in an amount equal to 100% principal amount of the debenture, plus interest and any other amounts owed.

The debentures also contain a weighted average conversion price adjustment generally for future issuances, at prices less than the then current conversion price, of common stock or securities convertible into, or options to purchase, shares of common stock, excluding generally currently outstanding options, warrants or performance shares and any future issuances or deemed issuances pursuant to any properly authorized equity compensation plans. In accordance with the applicable rules of the Nasdaq Stock Market, the debentures contain limitations on the number of shares issuable pursuant to the debentures regardless of how low the conversion price may be, including limitations generally requiring that the conversion price not be less than $8.10 per share for debentures issued to advisory directors, corporate directors or the entity affiliated with Mr. Baur, that we do not issue common stock amounting to more than 19.99% of our common stock in the transaction or such that following conversion, the total number of shares beneficially owned by each holder does not exceed 19.999% of our common stock. These limitations may be removed with shareholder approval. As a result of the issuance of the shares to Steve Madden, Ltd (discussed above) and the issuance of shares to PEM (discussed below), the weighted average conversion price of the debentures decreased to $6.76 with respect to $1 million in aggregate principal amount of debentures and to $8.10, the minimum conversion price, with respect to $3 million in aggregate principal amount of debentures held by Directors and Director affiliates. The debentures are now convertible into a total of 518,299 shares of the Company’s common stock.

The debentures generally provide for customary events of default, which could result in acceleration of all amounts owed, including default in required payments, failure to pay when due, or the acceleration of, other monetary obligations for indebtedness (broadly defined) in excess of $1 million (subject to certain exceptions), failure to observe or perform covenants or agreements contained in the transaction documents, including covenants relating to using the net proceeds, maintaining legal existence, prohibiting the sale of material assets outside of the ordinary course, prohibiting cash dividends and distributions, share repurchases, and certain payments to our officers and directors. In April 2010, the debenture documents were amended to remove a de-listing from the Nasdaq Stock Market as an event of default. We generally have the right, but not the obligation, to redeem the unpaid principal balance of the debentures at any time prior to conversion if the closing price of our common stock (as adjusted for stock dividends, subdivisions or combinations) is equal to or above $16.00 per share for each of 20 consecutive trading days and certain other conditions are met. We have also agreed to provide certain piggyback and demand registration rights, until two years after the debentures cease to be outstanding, to the holders under the Securities Act of 1933 relating to the shares of common stock issuable upon conversion of the debentures.

Under the Company’s revolving credit facility with Bank of America, N.A, the Company is obligated to extend the maturity of the debentures by May 2012.

Subordinated Secured Term Loan.  On February 4, 2008 we consummated, a $7.5 million subordinated secured term loan with Private Equity Management Group, Inc. (“PEM”), as arranger and administrative agent on behalf of the lender, and an affiliate of PEM, as the lender (the “Lender”). The term loan matured and was repaid in full in January 2011. Originally, interest and principal installments were required to be repaid over 36 months at an interest rate of 15% per annum. During fiscal year 2010, we paid PEM a total of $2,750,000 in principal and $222,008 in interest under the term loan. During fiscal year 2009, we paid PEM a total of $2,750,000 in principal and $678,715 in interest under the term loan.

The loan agreement contained customary and other financial covenants and representations and warranties, including a covenant limiting capital expenditures to $1 million per year. Moreover, originally, the loan agreement contained financial covenants requiring us to maintain specified levels of tangible net worth and adjusted EBITDA (as defined in the agreement) each fiscal quarter. We amended the loan agreement four times (May 2008, April 2009, September 2009 and March 2010) to modify these covenants in order to remain in compliance. As consideration for the April 2009 and September 2009 amendments, we paid fees totaling $265,000 and issued 250,000 shares of our common stock. The March 2010 amendment completely eliminated these covenants for the remainder of the term loan.

The term loan was secured by substantially all of our assets, but senior to our debentures. Holders of the debentures consented to the transaction and executed a subordination agreement in favor of the Lender. We also entered into a registration rights agreement with PEM in respect of the 400,000 shares issued to PEM, with customary terms and conditions, including the potential payments of liquidated damages in certain circumstances, which has now lapsed.

Election of Directors (Proxy Item No. 1)

The shareholders are being asked to elect as directors on our board of directors Messrs. Peter A. Edison, Timothy F. Finley, Harry E. Rich and Scott C. Schnuck to terms ending with the next annual meeting, or until a successor is elected and qualified, or until his or her earlier death, resignation or removal. Each nominee is currently a director of the Company. For more information regarding the nominees for director, see “Information Regarding Board of Directors and Committees” above. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our board may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE
NOMINEES FOR DIRECTOR.

Ratification of Independent Registered Public Accounting Firm (Proxy Item No. 2)

Our audit committee, pursuant to its charter, has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for our 2011 fiscal year.

While the audit committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the audit committee and our board are requesting, as a matter of policy, that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The audit committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the audit committee may investigate the reasons for shareholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

A formal statement by representatives of Ernst & Young LLP is not planned for the annual meeting. However, Ernst & Young LLP representatives are expected to be present at the meeting and available to respond to appropriate questions. For a detailed listing of the fees paid by us to Ernst & Young LLP for professional services in fiscal year 2010, see “Principal Accountant Fees and Services.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

Report of the Audit Committee

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management is primarily responsible for the financial statements and reporting process including the systems of internal controls, while the independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

In this context, the committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The committee discussed with the Company’s independent registered public accounting firm the overall scopes and plans for its audit. The committee has met with representatives of the independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under the auditing standards of the Public Company Accounting Oversight Board.

We have reviewed and discussed with Ernst & Young LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended or supplemented (AICPA, Professional Standards, Vol. 1, AU Section 380). We have received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee with respect to independence. We have discussed with Ernst & Young LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with such independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 29, 2011 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

The members of the committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the advice and assurances of the independent registered public accounting firm. While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations and the Company’s business conduct policies. Accordingly, the oversight provided by the committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls, that the financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or that the audit of the Company’s financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board.

AUDIT COMMITTEE

Harry E. Rich, Chair
Timothy F. Finley
Scott C. Schnuck

Principal Accountant Fees and Services

We have incurred the following fees for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for services rendered in fiscal year 2009 and fiscal year 2010:

	Amount Billed for
	Fiscal Year
Description of Professional Service	2009	2010

Audit Fees — professional services rendered for the audit of our annual financial statements, SEC registration statements, comfort letters and consents in connection with registration statements and for quarterly reviews of the financial statements	$345,000	$345,695
Audit-Related Fees — assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of financial statements	1,500	1,500
Tax Fees — professional services rendered by Ernst & Young LLP for tax compliance, tax consulting and tax planning	—	—
All Other Fees	—	—

Total Ernst & Young LLP Fees	$346,500	$347,195

As described in the audit committee charter, it is the audit committee’s policy and procedure to review and consider and ultimately pre-approve, where appropriate, all audit and non-audit engagement services to be performed by the independent registered public accounting firm. The audit committee’s pre-approval policy was attached to the audit committee charter which was attached as Appendix A to our proxy statement for the 2010 Annual Meeting of Stockholders, which has been filed with the SEC. Generally, each year the audit committee reviews and approves the audit services and the estimated audit fees for the following year, with projections updated quarterly and the committee pre-approving any amounts exceeding original estimates. Annually, and otherwise as necessary, the committee reviews and approves all non-audit services and the estimated fees for such services for the current fiscal year. Recurring services are generally approved by category. Non-recurring services are generally approved by category as are individual projects exceeding a certain amount. Should an engagement need pre-approval before the next audit committee meeting, authority to grant approval is delegated to the audit committee chairman. The audit committee approved all of Ernst & Young LLP’s services for the periods referred to in the table above.

Stock Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information, as of April 1, 2011, except as set forth below, concerning the beneficial ownership of our common stock for:

•	each of our executive officers named in our Summary Compensation Table (our “named executive officers”);

•	each of our directors or nominees;

•	all of our directors, nominees and executive officers as a group; and

•	each person who is known by us to be the beneficial owner of more than 5% of our common stock.

Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it.

		Number of Shares
		of Common Stock		Approximate
	Number of Shares of	Underlying		Percentage of
	Common Stock	Options and		Outstanding
	Beneficially Owned	Other Rights Exercisable		Shares of
Name and Address(1)	Excluding Options(2)	Within 60 Days	Total	Common Stock

Directors, Nominees and Executive Officers
Peter A. Edison(3)	2,120,505	32,800	2,153,305	23.2%
Mark D. Ianni(4)	54,943	27,400	82,343	*
Joseph R. VanderPluym(5)	41,100	27,400	68,500	*
Timothy F. Finley(6)	6,000	9,000	15,000	*
Harry E. Rich(7)	6,000	9,000	15,000	*
Scott C. Schnuck(8)	18,300	70,728	89,028	*
All executive officers and directors as a group (9 persons)(9)	2,313,848	211,528	2,525,376	26.75%
5% Owners (not included above)
Steve Madden Ltd.(10)	1,844,860	—	1,844,860	19.99%
Austin W. Marxe and David M. Greenhouse and affiliates(11)	1,942,344	—	1,942,344	21.05%
Wells Fargo & Company and affiliates(12)	682,768	—	682,768	7.40%
Private Equity Management Group, Inc.(13)	650,000	—	650,000	7.04%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise specified below, the business address of each of the above persons is: c/o Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or convertible debentures held by that person that are currently exercisable or that are exercisable within 60 days of April 1, 2011 are deemed to be outstanding and are described below as currently exercisable. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person. The shares underlying unexercised options cannot be voted. We issued $4 million in aggregate principal amount of our subordinated convertible debentures on June 26, 2007. As of April 1, 2011 these debentures beneficially owned by our directors were convertible at any time into shares of our common stock at an exercise price of $8.10 per share, subject to certain adjustments. The debenture holders do not have any voting or dispositive power over the shares of common stock that may be acquired upon conversion of the debentures until the debentures are converted into shares of our common stock. Shares of restricted stock were granted under our 2005 Incentive Compensation Plan and provide the holder with voting power, but not dispositive power.

(3)	Represents 150,100 shares of our common stock owned by Peter A. Edison, our Chairman of the Board, Chief Executive Officer and President, including 150,000 shares pledged as security to a commercial bank. Includes 7,890 shares owned by Mr. Edison’s wife and 76,155 shares owned by the Bernard A. Edison Revocable Trust, of which Peter Edison is a co-trustee. Peter Edison has shared voting and investment power with respect to the shares owned by the Bernard A. Edison Revocable Trust and by Peter Edison’s wife. Includes 1,844,860 shares held by Steve Madden Ltd. over which Mr. Edison has voting power but no dispositive power pursuant to a voting agreement. See “Certain Relations and Related Party Transactions — $5 Million Debt and Equity Investment with Steve Madden Ltd.” herein and footnote (10) for additional information. Includes 32,800 shares of common stock subject to currently exercisable options. Does not include 45,200 shares underlying outstanding unvested options. Includes 41,500 shares of restricted stock granted under our 2005 Incentive Compensation Plan. Mr. Edison has sole voting power, but not dispositive power, over these shares of restricted stock.

(4)	Represents 19,943 shares of our common stock owned by Mark D. Ianni, our Executive Vice President and Chief Merchandising Officer. Includes 27,400 shares of common stock subject to currently exercisable options. Does not include 36,000 shares underlying outstanding unvested options. Includes 35,000 shares of restricted stock granted under our 2005 Incentive Compensation Plan.

(5)	Represents 6,100 shares of our common stock held in the name of Joseph VanderPluym, our Executive Vice President and Chief Operations Officer and his wife, over which they share voting and investment power. Includes 27,400 shares of common stock subject to currently exercisable options. Does not include 36,600 shares underlying outstanding unvested options. Includes 35,000 shares of restricted stock granted under our 2005 Incentive Compensation Plan.

(6)	Represents 1,000 shares held by the Timothy F. Finley Revocable Trust u/a dated October 13, 2003 pursuant to which Mr. Finley, one of our directors, shares voting and investment power with his wife. Also includes 9,000 shares of common stock subject to currently exercisable options. Does not include 16,000 shares underlying outstanding unvested options. Includes 5,000 shares of restricted stock granted under our 2005 Incentive Compensation Plan.

(7)	Represents 1,000 shares of our common stock held in the name of Harry E. Rich, one of our directors and his wife, over which they share voting and investment power. Also includes 9,000 shares of common stock subject to currently exercisable options. Does not include 16,000 shares underlying outstanding unvested options. Includes 5,000 shares of restricted stock granted under our 2005 Incentive Compensation Plan.

(8)	Represents 13,300 shares of our common stock held in the name of Scott C. Schnuck, one of our directors. Includes 9,000 shares of common stock subject to currently exercisable options. Does not include 16,000 shares underlying outstanding unvested options. Includes 61,728 shares of common stock that may be acquired upon conversion of a subordinated convertible debenture. Includes 5,000 shares of restricted stock granted under our 2005 Incentive Compensation Plan.

(9)	This group is comprised of Peter Edison, Harry Rich, Mark Ianni, Charles R. Daniel, III, Stanley Tusman, Joseph VanderPluym, Timothy Finley and Scott C. Schnuck. Includes 2,313,848 shares of common stock and 211,528 shares underlying options or convertible debentures exercisable within 60 days. Does not include 215,200 shares underlying outstanding unvested options.

(10)	Consists of an aggregate of 1,844,860 shares held by Steve Madden, Ltd. Please see “Certain Relationships and Related Party Transactions — $5 Million Debt and Equity Investment with Steven Madden, Ltd.” and footnote (3) for additional information. Steve Madden, Ltd. reports sole dispositive power and shared voting power over the shares. The business address of Steve Madden, Ltd. is 52-16 Barnett Avenue, Long Island City, New York 11104. The voting agreement provides that, with respect to all matters coming before the shareholders of the Company, Steven Madden, Ltd. will vote, or cause to be voted, all shares of the Issuer owned by Steven Madden, Ltd. in the same manner as Peter A. Edison. The voting agreement is effective from August 26, 2010 until the earlier of the date that (a) Peter A. Edison is no longer Chief Executive Officer of the Company and (b) Steven Madden, Ltd. no longer owns any voting securities of the Company. Steven Madden, Ltd. has granted Peter A. Edison, in his individual capacity, an irrevocable proxy to vote the shares if Steven Madden, Ltd. either (x) fails to vote (including as a result of Peter A. Edison’s failure to timely communicate his voting intentions to Steven Madden, Ltd. pursuant to the terms of the voting agreement) or (y) attempts to vote in a manner inconsistent with the terms of the voting agreement.

(11)	Consists of an aggregate of 1,942,344 shares of our common stock over which Messrs. Marxe and Greenhouse and affiliates report shared voting and investment control, including 592,582 shares held by Special Situations Fund III QP, L.P. (“QP”), 1,179,607 shares owned by Special Situations Cayman Fund, L.P. (“Cayman”), 170,155 shares of common stock owned by Special Situations Private Equity Fund, L.P. (“PE”). Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Cayman. AWM also serves as the general partner of MGP Advisers Limited Partnership (“MGP”) and the general partner of QP. Marxe and Greenhouse are also members of MG Advisers L.L.C. (“MG”), the general partner of PE. AWM also serves as the investment adviser to QP and PE

(QP, Cayman, PE and SSLP will hereafter be referred to in this footnote as the “Funds”). The principal business of each Fund is to invest in equity and equity-related securities and other securities of any kind or nature. The business address for Messrs. Marxe and Greenhouse and for each of these entities is 527 Madison Avenue, 26th Floor, Suite 2600, New York, NY 10022. The information in this footnote is primarily based on a Schedule 13D/A filed with the SEC on January 10, 2011.

(12)	Consists of an aggregate of 682,768 shares of stock reported as beneficially owned by Wells Fargo & Company and its affiliates, of which Wells Fargo & Company reports sole voting power with respect to an aggregate of 682,768 shares, sole dispositive power over an aggregate 678,029 shares and shared dispositive power over an aggregate of no shares. Wells Capital Management Incorporated, reports sole voting power with respect to 142,261 shares and sole dispositive power with respect to 641,061 shares and Wells Fargo Funds Management, LLC, reports sole voting power with respect to 535,768 shares and sole dispositive power with respect to 36,968 shares. Both Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are subsidiaries of Wells Fargo & Company. The business address of these entities is: Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104; Wells Capital Management Incorporated, 525 Market Street, 10th Floor, San Francisco, CA 94105; and Wells Fargo Funds Management, LLC, 525 Market Street, San Francisco, CA 94105. The information in this footnote is primarily based on a Schedule 13G/A filed with the SEC on January 20, 2011.

(13)	Consists of an aggregate of 650,000 shares of our common stock held by Private Equity Management Group, Inc. Please see “Certain Relationships and Related Person Transactions — Subordinated Secured Term Loan” for additional information. The business address of Private Equity Management Group, Inc. is 1 Park Plaza, Suite 550, Irvine, California 92614. Private Equity Management Group, Inc. has eight shareholders but none are majority shareholders. The shareholders, acting together by majority vote, may be deemed to have the power to vote or direct the vote, and the power to dispose or to direct the disposition of, the securities held by Private Equity Management Group, Inc., and thus have beneficial ownership of those securities. The shareholders disclaim beneficial ownership of the securities. The information in this footnote is based on a Schedule 13G filed with the SEC on May 15, 2008 and on information provided to us.

Executive Compensation

The following provides compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under SEC rules and may contain statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

The compensation committee sets the compensation of the Company’s executive officers. The Company’s executive compensation programs are intended to align executive compensation with our business objectives and individual performance and to enable us to attract, retain and reward executive officers who contribute to our long-term success. Generally, the committee considers and evaluates the Company’s performance and goals, our Chief Executive Officer’s recommendations and financial performance measures and other factors. Generally, as employees advance to higher levels an increasing proportion of their pay is intended to be linked to performance over the long-term, including equity compensation.

The compensation of Peter Edison, our Chief Executive Officer, and the Company’s other executive officers identified in our Summary Compensation Table in this proxy statement, who we refer to as the “named executive officers,” consists of a combination of base salary, bonuses and equity-based compensation. Executive officers and all salaried employees also receive a benefits package. Pursuant to employment agreements, the named executive officers are also entitled to certain compensation on a termination of employment.

Compensation of Named Executive Officers

The Company incurred net losses in fiscal years 2008, 2009, and 2010. In light of these losses, in the first quarter of fiscal years 2008, 2009 and 2010, the Committee limited increases in salaries in favor of bonuses, including equity awards, based on performance measures and individual merit.

Cash Bonuses.  For fiscal year 2010, the Company entered into cash bonus arrangements with the executive officers consistent with our Cash Bonus Plan. In 2010, the Committee established performance objectives based on a percentage of the officer’s cumulative salary with the performance objective based on the Company’s pre-tax profit during the bonus period. For fiscal year 2010, for any such bonus to be paid, pre-tax profit must be at least $1. Maximum bonuses are payable if pre-tax profit is $4,000,000 or more. The size of the potential bonuses depend on the level of pre-tax profit, and range between 35.00% and 99.17% of cumulative salary in the case of Mr. Edison, and between 30.00% and 75.00% of cumulative salary in the case of the other officers The Committee also approved potential subjective bonuses for each named executive officer bonus equal to 12.5% of each officer’s cumulative salary payable if (i) the officer achieves certain qualitative and other criteria relating to that officer’s duties, as communicated separately to each officer, and (ii) the Company earns a pre-tax profit of at least $1. No amounts were earned or paid with respect to any of these bonus arrangements. For fiscal year 2011, the Company entered into similar cash bonus arrangements with the executive officers.

Equity Awards.  In the past we have employed three types of equity-based awards: performance shares and restricted stock granted under our 2005 Incentive Compensation Plan and stock options granted under our 2003 Stock Option Plan. The amount of the awards and allocation was based on the Committee’s analysis and other factors, including an estimate of the value of the awards. In 2006 and 2007, the Committee determined to de-emphasize stock options in favor of performance share awards based on sales and return on average assets over a three year period including the fiscal year ended January 30, 2010, which lapsed without payment. Since 2008, the Committee determined to grant stock options, and for 2009 and 2010, restricted stock, to its named executive officers and certain other employees. No additional performance shares have been issued after 2007.

Stock Options.  The number of awards for each named executive officer are set forth in the Outstanding Equity Awards at Fiscal Year-End table below. On April 20, 2010 the committee awarded additional stock options to the named executive officers with an exercise price of $2.50 per share, with vesting over a five year period.

Restricted Stock.  There were no restricted stock awards in fiscal 2010. Restricted stock previously granted to the named executive officers and still outstanding are shown in the Outstanding Equity Awards At Fiscal Year-End table. In March 2011, the Committee awarded restricted stock, subject to five year cliff vesting, to the named executive officers in the following amounts: P. Edison — 12,000, J. VanderPluym — 10,000, and M. Ianni — 10,000.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid or awarded by us to our Chief Executive Officer, Peter Edison, and our two most highly compensated other executive officers (the “named executive officers”) for the last two fiscal years.

						Non-
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)	($)(4)	($)

Peter A. Edison,	2010	350,000	—	—	49,000	—	—	37,099	436,099
Chairman of the Board,	2009	350,000	—	5,760	—	—	—	29,881	385,641
Chief Executive Officer and President(5)
Joseph R. VanderPluym,	2010	270,000	—	—	39,200	—	—	43	309,243
Executive Vice President and	2009	270,000	—	4,800	—	—	—	68	274,868
Chief Operations Officer
Mark D. Ianni,	2010	270,000	—	—	39,200	—	—	—	309,200
Executive Vice President and	2009	270,000	—	4,800	—	—	—	—	274,800
Chief Merchandising Officer

(1)	We have employment agreements with each of our named executive officers. Please see “Employment Agreements and Termination of Employment” for a description of those agreements.

(2)	The amounts relate to stock or option awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and do not necessarily correspond to the actual value that will be realized by the named executive officers. Please see Note 14 to our Financial Statements in our 2010 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation under FASB ASC Topic 718.

(3)	Includes amounts earned in each fiscal year, paid in the following year pursuant to subjective bonuses based on qualitative criteria communicated in advance to each named executive officer.

(4)	The table includes amounts for perquisites and other personal benefits, or property, unless the aggregate amount of such compensation for a named executive officer is less than $10,000. Subject to such limitations, the table includes aggregate amounts relating to perquisites for fiscal years 2009 and 2010. Perquisites for our named executive officers consist of use of Company provided automobiles or automobile allowances for Messrs. Edison and VanderPluym, and premiums paid on a long-term disability insurance policy for the benefit of Mr. Edison. The table also includes the value of “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes relating to Company provided automobiles or automobile allowances and for amounts reimbursed relating to taxes applicable to premiums on Mr. Edison’s long-term disability policy, all of which for Mr. Edison amounted to $12,407 in 2010.

(5)	Mr. Edison does not receive any separate compensation for his service as a director.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of unexercised stock options and restricted stock awards held by our named executive officers as of the end of fiscal year 2010.

	Option Awards						Stock Awards
									Market
	Number of		Number of					Number of	Value of
	Securities		Securities					Shares or	Shares or
	Underlying		Underlying					Units of	Units of
	Unexercised		Unexercised		Option			Stock That	Stock That
	Options		Options		Exercise	Option		Have not	Have not
	(#)		(#)		Price	Expiration	Date of	Vested	Vested
Name	Exercisable(1)		Unexercisable(1)		($)	Date	Award	(#)(6)	($)(7)

Peter A. Edison	13,800	(2)	9,200	(2)	4.52	10/3/2017	10/3/2007	11,500	10,350
	4,000	(3)	6,000	(3)	1.95	3/11/2018	3/12/2009	18,000	16,200
	8,000	(4)	12,000	(4)	1.43	6/20/2018
	—	(5)	25,000	(5)	2.50	4/20/2020
Joseph R. VanderPluym	12,000	(2)	8,000	(2)	4.52	10/3/2017	10/3/2007	10,000	9,000
	3,600	(3)	5,400	(3)	1.95	3/11/2018	3/12/2009	15,000	13,500
	6,000	(4)	9,000	(4)	1.43	6/20/2018
	—	(5)	20,000	(5)	2.50	4/20/2020
Mark D. Ianni	12,000	(2)	8,000	(2)	4.52	10/3/2017	10/3/2007	10,000	9,000
	3,600	(3)	5,400	(3)	1.95	3/11/2018	3/12/2009	15,000	13,500
	6,000	(4)	9,000	(4)	1.43	6/20/2018
	—	(5)	20,000	(5)	2.50	4/20/2020

(1)	Awards reported consist of nonqualified stock options granted under our 2003 Stock Option Plan.

(2)	Such options are exercisable in equal annual installments of 20% after one year from October 3, 2007, the date of grant, and an additional 20% in each successive anniversary of the date of grant until fully vested.

(3)	Such options are exercisable in equal annual installments of 20% after one year from March 11, 2008, the date of grant, and an additional 20% in each successive anniversary of the date of grant until fully vested.

(4)	Such options are exercisable in equal annual installments of 20% after one year from June 20, 2008, the date of grant, and an additional 20% in each successive anniversary of the date of grant until fully vested.

(5)	Such options are exercisable in equal annual installments of 20% after one year from April 20, 2010, the date of grant, and an additional 20% in each successive anniversary of the date of grant until fully vested.

(6)	Consists of restricted stock awards under our 2005 Incentive Compensation Plan. The restricted stock fully vests on the fifth anniversary of the grant date. Restricted stock awards are generally forfeited if the recipient is terminated, with or without cause, prior to vesting. However, the compensation committee retains the discretion to vest in full, pro-rata, or not at all, restricted stock awards upon death, disability, retirement or otherwise. The holders of the restricted stock are entitled to voting rights and cash dividends with respect to the awards.

(7)	Based on the closing market price of our common stock of $0.90 on January 29, 2011.

Employment Agreements and Termination of Employment

Each of our executive officers serve at the pleasure of our board of directors. We have entered into employment agreements with each of our named executive officers which contain provisions requiring us to make payments upon certain termination events. In addition, participants in our equity compensation plans may be entitled to accelerated vesting of their awards in certain circumstances. Participants in our Cash Bonus Plan or our discretionary cash bonuses that terminate employment with us for any reason are not entitled to receive any bonus under the plan for such year.

The information below describes certain compensation that may become payable as a result of the events described below. These benefits are in addition to benefits available generally to salaried employees, including distributions under our 401(k) plan, described below, and accrued benefits under our plans and arrangements, including vacation pay or other accrued benefits under our medical and dental insurance plans, which are not generally described. Equity awards for our named executive officers as of January 29, 2011 are set forth under “Outstanding Equity Awards at Fiscal Year-End” above.

Employment Agreements.  Mr. Edison’s agreement has a term of three years, commencing on February 10, 2004, with an additional year added on each anniversary of that date. Mr. VanderPluym’s agreement was originally entered into in December 2003 and amended and restated in August 2006, has a term of one year, and is renewable automatically for additional one-year terms in August of each year. Mr. Ianni’s agreement was also originally entered into in December 2003 and amended and restated in August 2006, has a term of one year, and is renewable automatically for additional one-year terms in August of each year. The terms renew automatically unless notice of non-extension is provided by either party.

As compensation for services, each named executive officer receives an annual base salary, generally subject to minimum amounts, as determined, or recommended to our board of directors for determination, by our compensation committee, which were last increased in March 2006 (September 2007 for Messrs. VanderPluym and Ianni) as follows: P. Edison, $350,000, J. VanderPluym, $270,000, and M. Ianni, $270,000. Each of these named executive officers is also entitled to participate in bonus plans and other benefit plans, including our Cash Bonus Plan and any other cash bonus arrangements. As required by Mr. Edison’s agreement, we have purchased a long-term disability insurance policy for the benefit of Mr. Edison.

The agreements also include confidentiality provisions applicable during the term or thereafter and non-competition provisions that generally end one year after termination. Such provisions generally apply regardless of the reason for termination or if the Company breaches the agreement. Mr. Edison’s agreement generally prohibits competition and the solicitation of our employees for two years, subject to certain limitations.

The agreements may be immediately terminated by us for cause (as defined in the agreements, which in the case of Messrs. VanderPluym and Ianni includes the elimination of their respective positions). Mr. Edison’s agreement may also be terminated by us or the employee, without cause, upon 90 days notice by either party. Each agreement also terminates in the event of death or disability (as defined in each agreement). In the case of Mr. VanderPluym and Mr. Ianni, in the event of a change of control the agreement may also be terminated, without cause, upon 30 days notice.

Each of the agreements contain provisions that may require us to make additional payments in certain termination events. In the event of termination by us for cause, death, or in the case of Mr. Edison, voluntary termination by the employee, generally each employee is entitled only to any accrued salary and benefits.

In the event of disability, Messrs. Edison, VanderPluym, and Ianni are generally entitled only to their accrued salary and benefits, except that Mr. Edison would be entitled to the proceeds of his disability policy.

None of the agreements require payments solely as a result of a change of control. The agreements also provide for the following payments:

•	Mr. Edison is entitled to a payment upon a “trigger event”, which is generally defined as: (i) his termination by us without cause, or (ii) following a change of control of the Company (defined below) any of the following occurs: (X) there is a material reduction in his base salary, (Y) he is not allowed to participate in our bonus plans, or (Z) there is a material reduction in the nature or status of his duties or responsibilities. Upon the occurrence of a trigger event, Mr. Edison is entitled to a one time lump sum payment equal to three times his current base salary within 30 days following the trigger event. Mr. Edison would also be entitled to a tax “gross-up” payment in amount equal to any excise tax imposed on any payments or distributions payable to him under the agreement by Section 4999 of the Internal Revenue Code.

•	Messrs. VanderPluym and Ianni are entitled to a payment upon a trigger event, which is generally defined as: (i) a change of control (as defined below) and (ii) such change of control results in (X) a material diminution of the nature and status of their respective duties and responsibilities, or (Y) termination without cause. The trigger payment will be paid in a single lump sum within 30 days of such termination, totaling an amount equal to twelve months base salary in effect at the time of termination.

•	If Messrs. VanderPluym or Ianni are terminated as a result of the elimination of their respective positions (included in the definition of “cause”), each is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by twelve months, payable in a lump sum in the case of Mr. VanderPluym and on a monthly basis in the case of Mr. Ianni. If the Company gives notice of its intent not to extend the employment term prior to expiration, Mr. VanderPluym is entitled to a payment of his monthly base salary multiplied by six months payable in a lump sum.

Stock Options.  Our named executive officers hold non-qualified stock options under our 2003 Stock Option Plan. Generally, all stock options must be exercised before an option holder’s termination of employment. However, (i) if termination occurs with our consent, the compensation committee may permit an optionee to exercise any currently exercisable options within three months of termination; (ii) if termination occurs as the result of a specified divestiture, currently exercisable options may be exercised within three months of termination; (iii) if termination is due to disability, the optionee may exercise any options exercisable at termination within one year after termination; (iv) upon a termination by retirement (at age 75 for directors and Mr. Edison and 65 for others) or death, all of the optionee’s options may be exercised immediately and will remain exercisable for up to one year; and (v) upon a change of control (as defined below) all options become exercisable. Generally, no option may be exercised after ten years from the date on which the option was granted.

The options generally are non-transferable. The compensation committee has significant discretion to prescribe, amend and rescind rules relating to the plan. The exercise price may be paid by cash, our common stock or any combination of the foregoing in the discretion of the committee, subject to limitations set forth in the plan. Exercisability is also conditioned on the Company maintaining an effective registration statement relating to the common stock underlying the options.

Restricted Stock.  Restricted stock awards under our 2005 Incentive Compensation Plan are generally forfeited if the recipient is terminated, with or without cause, prior to vesting. However, the committee retains the discretion of vest in full, pro-rata, or not at all, restricted stock awards upon death, disability, retirement or otherwise.

Change of Control.  For Mr. Edison’s employment agreement, a change of control is generally defined as: (i) a person or group acquiring beneficial ownership (as defined in the agreement) of more shares of our common stock than: (X) the number held by Mr. Edison, provided that this does not occur because he has reduced the number of shares he owns by a specified amount, or (Y) 50% of our common stock, or (ii) approval by our shareholders of a merger, sale of assets, or other specified transactions, in which persons who were our shareholders immediately prior to such transaction would not thereafter own more than 50% the combined voting power of the successor company, unless Mr. Edison owns 10% or more of our common stock and votes to approve such transaction, or (iii) liquidation or dissolution of the Company. More than one of our shareholders has filed a Schedule 13G and a Form 4 with the SEC reporting beneficial ownership of our common stock in excess of the amount beneficially owned by Mr. Edison.

For the employment agreements of Messrs. VanderPluym and Ianni, a change of control is generally defined as: (i) a sale by our shareholders of more than 50% of our common stock; (ii) a sale of substantially all of our assets; or (iii) a reorganization, merger or consolidation, resulting in our shareholders immediately prior to such transaction thereafter owing less than 50% of the combined voting power of the resulting company.

Our 2003 Stock Option Plan and our 2005 Incentive Compensation Plan generally define a change of control as: (i) the acquisition of beneficial ownership of 50% or more of our common stock or combined voting power by any person, entity or group (as defined in the plan), except for Peter Edison and the Company; (ii) specified changes to our incumbent board of directors; or (iii) approval by our shareholders of a reorganization, merger or consolidation in which our then current shareholders would not thereafter own more than 50% of our voting stock or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

401(k) Plan.  The Company maintains a qualified 401(k) savings plan which allows executives to defer from 1% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. The Company can make discretionary contributions from time to time as determined by the Company. Participants are always vested in their own contributions to the plan and are fully vested in Company contributions generally after a three-year vesting period.

Equity Compensation Plan Information

As of January 29, 2011, we had two equity compensation plans in effect under which our equity securities were authorized for issuance to employees or non-employee directors in exchange for goods or services. The Bakers Footwear Group, Inc. 2003 Stock Option Plan (the “2003 Plan”), was approved by our shareholders prior to our initial public offering and in June 2006, as amended. The Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan (the “2005 Plan”) was approved by our shareholders at our 2005 annual meeting. The following table summarizes information about our equity compensation plans which authorize the issuance of equity securities as of January 29, 2011.

Equity Compensation Plan Table

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted	Future Issuance Under
	Upon Exercise of	Average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding	(Excluding Securities
	Warrants	Options, Warrants	to be Issued Upon
Plan Category	and Rights(a)	and Rights(b)	Exercise)(c)

Equity compensation plans approved by security holders(1)(2)	917,455	$4.23	218,225
Equity compensation plans not approved by security holders	—	—	—

Total	917,455	$4.23	218,225

(1)	Prior to our initial public offering, we had a predecessor stock option plan in effect which allowed us to grant nonqualified stock options. Under the 2003 Plan, which was approved by our shareholders prior to our initial public offering, 268,922 shares relating to immediately exercisable options with an exercise price of $0.01 per share granted under the predecessor stock option plan are deemed to be covered by the 2003 Plan. The 2003 Plan also authorizes a total of 1,100,000 additional shares. All of the option holders under the predecessor plan also agreed to amend their option award agreements to have their options governed by the 2003 Plan on generally the same terms and conditions. As of January 29, 2011, a total of 4,718 shares underlying options with an exercise price of $0.01 per share remain outstanding. Also as of January 29, 2011, a total of 912,737 shares underlying options at a weighted-average exercise price of $4.25 per share are outstanding. As of January 29, 2011, a total of 114,225 shares remain available for grant under the 2003 Plan. The price in column (b) represents the weighted average exercise of outstanding options.

(2)	The 2005 Plan authorized 250,000 shares which may be granted as performance shares, which represent the right to receive common stock contingent upon the achievement of certain objectives, restricted stock and other-stock based awards. As of January 29, 2011 a total of 146,000 shares of restricted stock have been granted under the 2005 Plan. A total of 104,000 shares remain available for grant under the 2005 Plan as of January 29, 2011. In the first quarter of fiscal year 2011, the compensation committee granted 67,000 shares of restricted stock.

You should also refer to the information regarding our incentive plans set forth in Note 14 to our Financial Statements in our 2010 Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires all Company executive officers, directors, and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. We believe that during the fiscal year ended January 29, 2011, our executive officers, directors and persons owning more than 10% of any registered class of our capital stock timely complied with all applicable filing requirements. However, Peter Edison, our Chairman, Chief Executive Officer and President, did file one Form 4 late reporting one transaction in April 2010. Please see “Stock Ownership of Management and Certain Beneficial Owners” which is incorporated by reference herein. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations from certain of our executive officers and directors that no other reports were required.

General Information

Shareholder Proposals

Proposals Included in Proxy Statement

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2012 annual meeting and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than January 24, 2012, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at the Company’s annual meeting in 2012 or to nominate one or more directors and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance written notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s by-laws. For business to be properly brought before a meeting by a shareholder of record, or to nominate a person for election as a director, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public notice of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the 10th day following the day on which such notice of the date of the meeting was mailed or on which such public notice was given. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to exercise of discretionary voting authority. Our restated bylaws contain specific requirements for the notice, which are summarized below. For nominations, a shareholder’s notice must set forth as to each proposed nominee:

•	the name, age, business and residential address, and principal occupation or employment of the nominee;

•	the class and number of shares of capital stock that are beneficially owned by such nominee on the date of such notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person(s) pursuant to which the nomination(s) are to be made by the shareholder;

•	all other information relating to such shareholder(s) or any nominee(s) of such shareholder(s) that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934; and

•	a representation that the shareholder(s) intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

For all other proposals, as to each matter of business proposed:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business;

•	the text of the business (including the text of any resolutions proposed and the language of any proposed amendment to our charter documents);

•	the name and address, as they appear in our shareholder records, of the shareholder(s) proposing such business;

•	the class and number of shares of the stock which are beneficially owned by the proposing shareholder(s);

•	any material interest of the proposing shareholder(s) in such business;

•	all other information relating to such shareholder that is required to be disclosed pursuant to Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934; and

•	a representation that the shareholder(s) intends to appear in person or by proxy at the meeting to propose such other business.

Please see our restated bylaws for a more complete description of this process. Our shareholders may also provide recommendations for nominations, or may otherwise contact us. See “Information Regarding Board of Directors and Committees — Director Nominations” and “— Shareholder Communications Policy.”

Other Information

The board of directors knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareholder proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees of the Company may solicit proxies on behalf of the Company. In addition, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their proxies.

You are urged to vote promptly by marking, signing, dating, and returning your proxy card. You may revoke your proxy at any time before it is voted, and if you attend the meeting, as we hope you will, you may vote your shares in person.

Annual Report

This proxy statement has been accompanied with or preceded by our Annual Report to Shareholders, which contains our Annual Report on Form 10-K, excluding exhibits, as filed with the SEC.

We will provide a copy of our Annual Report on Form 10-K for our last fiscal year, without charge, to each person solicited, upon written request to our Secretary at our principal executive offices, 2815 Scott Avenue, St. Louis, Missouri 63103.

By Order of the Board of Directors,
BAKERS FOOTWEAR GROUP, INC.

CHARLES R. DANIEL, III
Secretary

May 23, 2011

BAKERS FOOTWEAR GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S), IF NO DIRECTION IS MADE BUT THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED, FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Please Mark Your votes like this	☒

1.	ELECTION OF DIRECTORS		FOR ALL NOMINEES LISTED	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED
	To elect as directors to serve until the Company’s next annual meeting.		☐	☐
	NOMINEES:	01. Peter A. Edison, 02. Timothy F. Finley, 03. Harry E. Rich, 04. Scott C. Schnuck

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:	☐	☐	☐

Ratification of Emst & Young, LLP as the Company’s independent registered public accounting firm for fiscal year 2011

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on the reverse side.

	I/We do plan to attend the 2011 meeting.	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signed:	Date:	, 2011	Signed:	Date:	, 2011

IMPORTANT: Please sign exactly as your name(s) appear above. If stock is held jointly, all joint owners must sign. Executors, administrators, trustees, guardians, custodians, corporate officers and others signing in a representative capacity should put their full title.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

REVOCABLE PROXY
BAKERS FOOTWEAR GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS – June 15, 2011
This Proxy is solicited on behalf of the Board of Directors of Bakers Footwear Group, Inc.
The undersigned shareholder(s) revoking all prior proxies, hereby appoint(s) Charles R. Daniel, III and David M. Klemm, or either of them, the true and lawful attorneys-in-fact, agents and as proxies for the undersigned, with full power of substitution, to act and to vote all of the common stock of Bakers Footwear Group, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Marriott Residence Inn, St. Louis Downtown, Meeting Room No. 3 located at 525 South Jefferson Avenue, St. Louis, Missouri, 63103 on Wednesday, June 15, 2011, at 11:00 a.m., or at any adjournment or adjournments thereof. The proxies are directed to vote as instructed on the matters set forth on this card and all other matters at their discretion which may properly come before the meeting. The matters listed on the reverse side were proposed by the Company. The undersigned acknowledges that he/she has received a copy of the Notice of Annual Meeting and Proxy Statement.
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

NAMES OF ATTENDEE(S):

(continued on the reverse side)